LIPMAN ELECTRONIC ENGINEERING LTD.
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
March 27, 2006

TO THE SHAREHOLDERS OF LIPMAN ELECTRONIC ENGINEERING LTD.:

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (the ‘‘Meeting’’) of LIPMAN ELECTRONIC ENGINEERING LTD., a company formed under the laws of the State of Israel (‘‘Lipman’’), will be held on Monday, March 27, 2006 at 5:00 p.m., local time, at the principal executive offices of Lipman located at 11 Haamal Street, Rosh Haayin, 48092, Israel, for the following purposes:

(i) To elect the following persons to serve as directors until the next Annual General Meeting of Shareholders: Jacob Perry, Meir Shamir, Ishay Davidi, Aharon Lipman, Rami Lipman, Mordechai Gorfung, Jonathan Kaplan and David Rubner;

(iii) To elect each of Linda Harnevo and Izhak Davidi as outside directors for an additional period of three years commencing at the end of their present term on April 1, 2006;

(iii) To appoint Kost Forer Gabbay & Kasierer (a member firm of Ernst & Young Global) as Lipman's independent auditors for the year ending December 31, 2006 and authorize the Board of Directors (or the Audit Committee of the Board of Directors, if authorized by the Board) to determine the auditors’ compensation;

(iv) To approve an amendment to the management services agreement with Perry Jacob Management Services Limited, a company controlled by Jacob Perry, the Chairman of our board;

(v) To approve our 2006 Share Incentive Plan; and

(vi) To receive and discuss Lipman's audited financial statements for the year ended December 31, 2005.

The foregoing items of business are more fully described in the Proxy Statement to be mailed to the shareholders on or about March 10, 2006.

Only shareholders who held shares at the close of business on March 7, 2006 (the ‘‘Record Date’’) are entitled to receive notice of, and to vote at the Meeting and any adjournments thereof. The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy is necessary for the approval of each of proposals (i) to (v). In addition, the approval of proposal (ii) requires that the shareholder approval include at least one-third of the shareholders other than Lipman’s controlling shareholders, if any, who are present, in person or by proxy, and voting at the Meeting or, alternatively, the total shareholdings of the shareholders who vote against this proposal must not represent more than one percent of the voting rights in Lipman. Item (vi) does not require shareholder approval, as Lipman’s audited financial statements were approved by our Board of Directors.

All shareholders are cordially invited to attend the Meeting in person. Any shareholder attending the Meeting may vote in person even if such shareholder previously signed and returned a proxy.

FOR THE BOARD OF DIRECTORS
Jacob Perry
Chairman of the Board

Rosh Haayin, Israel
March 7, 2006

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

LIPMAN ELECTRONIC ENGINEERING LTD.

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS

March 27, 2006

The enclosed proxy is solicited on behalf of the Board of Directors of Lipman Electronic Engineering Ltd. (‘‘Lipman’’) for use at our Annual General Meeting of Shareholders (the ‘‘Meeting’’) to be held on Monday, March 27, 2006 at 5:00 p.m., local time, or at any adjournment or postponement thereof, for the purpose set forth herein and in the accompanying Notice. The Meeting will be held at the offices of Lipman located at 11 Haamal Street, Rosh Haayin, 48092, Israel. The telephone number at that address is 011-972-3-902-9730.

These proxy solicitation materials were mailed on or about March 10, 2006 to all shareholders entitled to vote at the Meeting. Lipman’s Annual Report on Form 20-F for the fiscal year ended December 31, 2005, including audited financial statements, is available on our website, www.lipman.biz.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Shares Outstanding

Shareholders of record at the close of business on March 7, 2006 (the ‘‘Record Date’’) are entitled to receive notice of, and to vote at, the Meeting. Also, shareholders who on the Record Date hold Ordinary Shares through a bank, broker or other nominee that is a shareholder of record of Lipman or that appears in the participant listing of a securities depository, are entitled to receive notice of, and to vote at, the Meeting.

At the Record Date, 29,044,446 Ordinary Shares were issued, of which 26,826,086 Ordinary Shares were outstanding and 2,218,360 Ordinary Shares were held in treasury.

Revocability of Proxies

Any proxy submitted pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of Lipman, at the address set forth herein, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Attendance at the Meeting will not in and of itself constitute revocation of a proxy.

Quorum, Voting and Solicitation

Pursuant to our Articles of Association, the presence, in person or by proxy, of at least two shareholders holding shares conferring in the aggregate at least one-third of the outstanding voting power is necessary to constitute a quorum at the Meeting. If within half an hour from the time appointed for the Meeting a quorum is not present, the Meeting shall be adjourned to the same day in the next week, at the same time and place. At such adjourned meeting any two shareholders present in person or by proxy shall constitute a quorum. The vote necessary to approve the resolutions relating to the matters upon which the shareholders will be asked to vote is specified below immediately following each proposed resolution. Each Ordinary Share is entitled to one vote on each proposal or item that comes before the Meeting.

Under Israeli law, if a quorum is present in person or by proxy, broker non-votes and abstentions will have no effect on whether the requisite vote is obtained, as they do not constitute present and voting shares.

Solicitation of proxies may be made by our directors, officers and other employees by personal interview, telephone, facsimile or other method. No additional compensation will be paid for any of these services. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the shareholders, will be borne by us. Lipman may reimburse the reasonable charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose accounts they hold Ordinary Shares.

PROPOSAL ONE

Election of Directors

The Board of Directors recommends that the shareholders approve the election of the following eight directors, to each serve until the next annual general meeting: Jacob Perry, Meir Shamir, Ishay Davidi, Aharon Lipman, Rami Lipman, Mordechai Gorfung, Jonathan Kaplan and David Rubner. The remaining two directors serving on the Board of Directors, Linda Harnevo and Itzhak Davidi, are statutory independent directors in accordance with the Israeli Companies Law (the ‘‘Companies Law’’). Pursuant to the Companies Law, the shareholders are being asked in Proposal Two to approve their election as directors for an additional three-year term beginning on April 1, 2006.

A brief biography of each nominee is set forth below:

Jacob Perry has served as chairman of our board of directors since February 2003. He has also served as chairman of the board of directors of Lipman U.S.A. since May 2003. From March 1995 to December 2002, Mr. Perry was the president and chief executive officer of Cellcom Israel Ltd., a cellular provider in Israel. Mr. Perry is also the chairman of the board of directors of Mizrahi Tefahot Bank Ltd., a banking company traded on the Tel Aviv Stock Exchange, and a director of Magal Security Systems Ltd., a company engaged in the development and marketing of computerized security systems and traded on the Nasdaq National Market and the Tel Aviv Stock Exchange. Mr. Perry also serves as chairman of the board of directors of M.I.D Ltd., a company with headquarters in Israel, engaged in the management, entrepreneurship and investment in water and energy infrastructures, as a member of the Strategic Advisory Board of Markstone Capital Group LLC., a company investing in emerging markets with offices in California and Israel, and is a member of the board of directors of ALLO TELECOM (formerly D.M.L. Ltd), a telecommunications corporation with headquarters in Belgium.

Meir Shamir has served as a director since 1993. Since 1992, Mr. Shamir has been the chairman of Mivtach Shamir Holdings Ltd., an investment company traded on the Tel Aviv Stock Exchange. Mr. Shamir also serves as a director of each of the following companies: Digal Investments and Holdings Ltd, a real estate holding company traded on the Tel Aviv Stock Exchange, and Tefron Ltd., a textile company, traded on the New York Stock Exchange and on the Tel-Aviv Stock Exchange. Mr. Shamir also serves as a director of several privately-held companies.

Ishay Davidi has served as a director since September 2002. Since August 1996, he has been the chief executive officer and senior partner of First Israel Mezzanine Investors Ltd. and chief executive officer of Mez-Op Holdings Ltd., a wholly-owned subsidiary of FIMI affiliates. Mr. Davidi also serves as chief executive officer and senior partner of FIMI (2001) Ltd. and senior partner of FIMI Opportunity 2005 Ltd. Mr. Davidi serves as chairman of the board of Tadir-Gan (Precision Products) 1993 Ltd., a manufacturer of machined and assembled aluminum high-pressure die cast products, traded on the Tel Aviv Stock Exchange and as chairman of the board of Tefron Ltd. Mr Davidi also serves as a director of Tedea Technologies Development and Automation Ltd., a maker of load cells traded on the Tel Aviv Stock Exchange, TAT Technologies Ltd., specializing in design, development and manufacture of Heat Exchangers, Cooling Systems, Cold Plates, Air-Cycle and Vapor-Cycle Air Conditioning Systems and Fuel Systems, which is traded on the Tel Aviv Stock Exchange, Medtechnica Ltd., an importer of medical and scientific equipment, also traded on the Tel Aviv Stock Exchange and Formula Systems (1985) Ltd. traded on the Nasdaq National Market and the Tel Aviv Stock Exchange. Mr. Davidi also serves as a director of several privately-held companies. Mr. Davidi is the nephew of Izhak Davidi.

Aharon Lipman is a co-founder of Lipman and has served as a director since 1974. From 1983 to May 2001 and from November 2001 to February 2003, he served as Chairman of our board of directors. From August 1999 to February 2001, he served as our chief executive officer. From 1974 through August 1999, he served as our president. Aharon Lipman is the brother of Rami Lipman.

Rami Lipman a co-founder of Lipman and has served as a director since 1978. He served as our executive vice president from 1993 to 1999. From August 1999 to August 2000, he served as chairman of the board of directors and chief executive officer of Lipman U.S.A.

Mordechai Gorfung has served as a director since September 2002. Since 1982, Mr. Gorfung has served as the chairman and chief executive officer of Tedea Technological Development and Automation Ltd., a company traded on the Tel Aviv Stock Exchange. From July 2003 until November 2004, he served as the chairman and chief executive officer of Marathon Venture Capital Fund Ltd., a company traded on the Tel Aviv Stock Exchange.

Jonathan Kaplan has served as a director since December 2003. Mr. Kaplan has been a finance consultant since January 2002, and has been a lecturer at Bar Ilan University since 1995. From January 1999 to January 2002, he served as the Income Tax Commissioner for the State of Israel and from January 1993 to January 1999, he served as Income Tax Vice Commissioner for the State of Israel. Mr. Kaplan is a director of Alony-Hetz Properties & Investments Ltd., a company traded on the Tel Aviv Stock Exchange, that specializes in foreign real estate and financial investments, and a member of the investment committee of Migdal Insurance Company Ltd., an insurance company traded on the Tel Aviv Stock Exchange. Mr. Kaplan also serves as a director in a privately-held company.

David Rubner has served as a director since January 2005. David Rubner is Chairman and Chief Executive Officer of Rubner Technology Ventures Ltd. and a partner in Hyperion Israel Advisors Ltd., a venture capital firm. From 1991 until 2000, Mr. Rubner was President and Chief Executive Officer of ECI Telecom Ltd., a company that provides advanced telecommunications solutions to leading carriers and service providers worldwide and traded on the Nasdaq National Market. Prior to serving as President and CEO of ECI, he was Executive Vice President and General Manager of the Telecommunications Division (1985-1991), Vice President of Operations (1977-1985) and Chief Engineer (1970-1977). Mr. Rubner is a director of Check Point Software Technologies Ltd., a company engaged in providing Internet security solutions and traded on the Nasdaq National Market, Koor Industries Ltd., an investment holding company and traded on the Nasdaq National Market, and Elbit Medical Imaging Ltd., an operator of diversified businesses and traded on Nasdaq National Market. Mr. Rubner also serves as a director of several privately-held companies.

Shareholder's Agreement between Mivtach Shamir Holdings and Mez-Op Holdings:

Mivtach Shamir Holdings and Mez-Op Holdings entered into a shareholders’ agreement in August 2002 which requires them to vote all of the ordinary shares owned or otherwise held by them to elect (i) two members designated by Mez-Op Holdings, (ii) three members designated by Mivtach Shamir Holdings, (iii) Aharon Lipman and Rami Lipman, subject to the approval of each of them, and (iv) subject to applicable law, two outside directors mutually acceptable to both Mivtach Shamir Holdings and Mez-Op Holdings. Jacob Perry, Meir Shamir and David Rubner are designees of Mivtach Shamir Holdings and Ishay Davidi and Mordechai Gorfung are designees of Mez-Op Holdings.

Proposal

The shareholders are being asked to elect Jacob Perry, Meir Shamir, Ishay Davidi, Aharon Lipman, Rami Lipman, Mordechai Gorfung, Jonathan Kaplan and David Rubner, as directors, as detailed above. It is the intention of the persons appointed as proxies in the accompanying proxy card to vote FOR the election of Jacob Perry, Meir Shamir, Ishay Davidi, Aharon Lipman, Rami Lipman, Mordechai Gorfung, Jonathan Kaplan and David Rubner, as directors, unless specifically instructed to the contrary. Management knows of no current circumstances that would render any of Jacob Perry, Meir Shamir, Ishay Davidi, Aharon Lipman, Rami Lipman, Mordechai Gorfung, Jonathan Kaplan or David Rubner unable to accept nomination or election.

Vote Required

The affirmative vote of the holders of a majority of our outstanding Ordinary Shares represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this proposal.

Board Recommendation

The Board of Directors recommends a vote ‘‘FOR’’ the election of Jacob Perry, Meir Shamir, Ishay Davidi, Aharon Lipman, Rami Lipman, Mordechai Gorfung, Jonathan Kaplan and David Rubner as directors for a term to expire at the Annual General Meeting in 2007.

PROPOSAL TWO

Election of Each of Linda Harnevo and Izhak Davidi as an Outside Director

Background

The Companies Law requires that we have at least two outside directors, who must meet certain statutory requirements of independence prescribed by the Companies Law. Both of the outside directors must serve on our statutory Audit Committee, and at least one outside director must serve on each committee of the Board of Directors which is vested with powers of the Board. At least one of the outside directors must have either professional qualifications or accounting and financial skills. Our nomination committee and Board of Directors have determined that both of the nominees comply with this requirement. The term of office of an outside director is three years, and may be extended for one additional term of three years.

Linda Harnevo and Izhak Davidi currently serve as our outside directors. The initial three year term of each of Ms. Harnevo and Mr. Davidi is scheduled to expire on April 1, 2006. Accordingly, shareholders are being asked to reelect each of Ms. Harnevo and Mr. Davidi as an outside director for an additional term of three years that will end on April 1, 2009.

A brief biography of each of the nominees is set forth below:

Linda Harnevo Ph.D. has served as a director since April 2003. Dr. Harnevo is a co-founder of RedZebra Ltd., a technology solutions company, and has served as its chief executive officer since July 2001. Dr. Harnevo is a also co-founder of Global Medical Networks Inc., a company engaged in the field of mobile medical information. From May 1997 to January 2001, she was a general manager of Teamworks Technology Ltd., a company engaged in developing new visual technologies. She is also a director of Elbit Vision Systems Ltd., a manufacturer of inspection and quality monitoring systems.

Izhak Davidi has served as a director since April 2003. From 1992 until December 31, 2002, Mr. Davidi served as president and chief executive officer of Nesher Israeli Cement Enterprises Ltd. Izhak Davidi is the uncle of Ishay Davidi.

Proposal

The shareholders are being asked to reelect each of Linda Harnevo and Izhak Davidi as an outside director as detailed above. Management knows of no current circumstances that would render either of them unable to accept nomination or election. Each of Linda Harnevo and Izhak Davidi has provided us with a questionnaire as required under the Companies Law.

Vote Required

The election of an outside director requires the vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting on the election of outside directors; in addition, the shareholder approval must include at least one-third of the shareholders other than Lipman’s controlling shareholders, if any, who are present, in person or by proxy, and voting at the Meeting or, alternatively, the total shareholdings of the shareholders who vote against this proposal must not represent more than one percent of the voting rights in Lipman.

Board Recommendation

The Board of Directors recommends a vote ‘‘FOR’’ the election of each of Linda Harnevo and Izhak Davidi as an outside director for one additional term of three years to commence at the end of each of their present terms on April 1, 2006.

PROPOSAL THREE

Ratification of Appointment of Independent Auditors

and Authorization of Auditors’ Compensation

Background

Our Board of Directors and Audit Committee of the Board have selected Kost Forer Gabbay & Kasierer (a member firm of Ernst & Young Global) as our independent auditors to audit our consolidated financial statements for 2006. Kost Forer Gabbay & Kasierer has been engaged as our auditors since January 1, 2001. Representatives of Kost Forer Gabbay & Kasierer will attend the Meeting and may make a statement if they so desire. They will be available to respond to appropriate questions raised during the Meeting.

Proposal

Shareholders are being asked to ratify the selection of Kost Forer Gabbay & Kasierer as our independent auditors for 2006 and to authorize the compensation of these auditors.

It is proposed that the following resolution be adopted at the Meeting:

‘‘RESOLVED, that the appointment of Kost Forer Gabbay & Kasierer (a member firm of Ernst & Young Global) as Lipman’s independent public accountants for the fiscal year ending December 31, 2006 be, and it hereby is, ratified, and that the Board of Directors (or the Audit Committee of the Board, if authorized by the Board of Directors) be, and it hereby is, authorized to fix the remuneration of such independent public accountants in accordance with the volume and nature of their services.’’

Vote Required

The affirmative vote of the holders of a majority of the outstanding Ordinary shares represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this resolution.

Board Recommendation

The Board of Directors recommends that the shareholders vote ‘‘FOR’’ adoption of this proposal.

PROPOSAL FOUR

Approval of Amendments to Management Services Agreement

In February 2003, we entered into a three-year agreement with Perry Jacob Management Services Ltd., a company controlled by Jacob Perry, our Chairman of the Board of Directors. Under this agreement, Mr. Perry is required to provide services as an active chairman of our Board of Directors for at least 2 days a week, approximately 40% of his business time. At the end of its initial term of three years, this agreement is automatically renewed for successive one-year periods until either party notifies the other that it does not wish to renew the agreement. The management company receives for these services a monthly management fee of NIS 42,000, equal to approximately $9,120 based on the NIS to dollar exchange rate on December 31, 2005, which was 4.603, subject to adjustments for inflation plus reimbursement of Mr. Perry’s business expenses.

Under this agreement, Mr. Perry received options, exercisable until December 31, 2006, to purchase 240,000 of our ordinary shares at a price of $8.00 per share. In accordance with this agreement, the option exercise price of Mr. Perry’s options was reduced by $0.225 as a result of the dividend paid in June 2003 and by $0.196 as a result of the dividend paid in September 2004. The current exercise price of Mr. Perry’s options is $7.579 per share. Options to purchase 120,000 shares vested on December 31, 2003, and options to purchase an additional 120,000 vested on the completion of our initial public offering in the U.S. In November 2004, Mr. Perry exercised 150,000 of these options and sold the 150,000 shares derived from these options. In May 2005, Mr. Perry exercised 50,000 of these options and sold the 50,000 shares derived from these options.

Under the Companies Law, the compensation terms of any director requires the approval of our Audit Committee, Board of Directors and shareholders, in that order. This includes compensation in the form of stock options. Accordingly, compensation to a director, including any grant of stock options or any other remuneration, is subject to approval by our shareholders.

The Audit Committee and the Board of Directors have approved an amendment to the management services agreement with Mr. Perry’s company that would extend the initial term of the agreement for an additional three-year period until February 2009, and would grant Mr. Perry's company options to purchase 100,000 of our Ordinary Shares at a price equal to the fair market value on the date of the Meeting. The options will vest over a three year period in equal installments, subject to the following: if we terminate the agreement on or before February 8, 2007 for any reason other than a reason according to which an employee may be denied severance pay, then Mr. Perry's company will be entitled to the first installment; if we terminate the agreement after February 8, 2007 for any reason other than a reason according to which an employee may be denied severance pay, then Mr. Perry's company will be entitled to the first installment and to a portion of the second installment, pro-rated to the portion of the second year of services completed; if we terminate the agreement after February 8, 2008 for any reason other than a reason according to which an employee may be denied severance pay, then Mr. Perry's company will be entitled to the first and second installments and to a portion of the third installment, pro-rated to the portion of the third year of services completed. Each party may terminate the agreement upon 90 days prior written notice to the other. All other terms of the management services agreement will remain the same.

Proposal

Shareholders are being asked to approve amendments to the management services agreement with Mr. Perry’s company that would extend the initial term of the agreement for an additional three-year period and grant his company options to purchase 100,000 of our Ordinary Shares.

It is proposed that the following resolution be adopted at the Meeting:

‘‘RESOLVED, that the amendments to the management services agreement with Perry Jacob Management Services Ltd. pursuant to which the initial term of the agreement would be extended for an additional three-year period and the management company would be granted options to purchase 100,000 Ordinary Shares of Lipman at an exercise price equal to the fair market value on the date of this Meeting be, and they hereby are, approved.’’

Vote Required

The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this proposal.

Board Recommendation

The Board of Directors recommends that the shareholders vote ‘‘FOR’’ adoption of this proposal.

PROPOSAL FIVE

Approval of 2006 Share Incentive Plan

On February 22, 2006, our Board of Directors approved the Lipman Electronic Engineering Ltd. 2006 Share Incentive Plan (the ‘‘Plan’’), subject to the approval of our shareholders at the Meeting. The Plan will become effective if, and only if, it is approved by our shareholders at the Meeting. As of March 7, 2006, 414,090 Ordinary Shares remain available for new option awards under our 2004 Share

Option Plan. If the Plan is approved, the 414,090 options available for grant under our 2004 Share Option Plan will be cancelled and no new option awards will be made under our 2004 Share Option Plan. In addition to stock options, the Plan will enable us to grant share appreciation rights and restricted shares to our employees, directors and consultants.

There has been increasing competitive pressure with respect to retaining and hiring employees in the high technology sector in Israel, because technology-related businesses have resumed recruitment efforts after the reduction in demand for these types of employees following the slowdown in technology-related fields that began in 2001. We believe that it is important to be able to offer a total compensation package that is competitive in order to recruit and retain the highly qualified technical personnel that we need to operate our business. Currently, stock options are the only form of equity-based compensation allowed under our existing equity compensation plan. In view of recent trends in equity compensation, our Board of Directors and Compensation Committee believe that it is essential for us to be able to grant other forms of equity-based compensation in order to continue to attract and retain executives, technical personnel, non-employee directors and other service providers of high quality, and to implement equity compensation practices that will be cost efficient under accounting standards and that remain competitive in our industry. The 2006 Share Incentive Plan authorizes the granting of stock options, share appreciation rights and restricted shares in order to provide additional flexibility and the ability to reduce dilution to our shareholders.

Our Board of Directors believes that the Plan will aid our ability to attract and retain executives, other key employees, directors and other service providers of high quality.

SUMMARY OF MATERIAL TERMS OF PLAN

AVAILABLE SHARES AND ELIGIBLE PARTICIPANTS. The Plan authorizes the issuance of up to 2,000,000 Ordinary Shares. If an option or share appreciation right terminates or expires before it is exercised, the Ordinary Shares that were issuable under such option or share appreciation right will remain available for issuance under the Plan. Restricted shares that are forfeited to, or repurchased by, us prior to the lapse of the restrictions thereon will again become available for issuance under the Plan. Employees, officers, directors and consultants of us and our subsidiaries (‘‘service providers’’) will be eligible to participate in the Plan.

ADMINISTRATION. Our Board of Directors or, subject to applicable law, a committee of our Board of Directors, if appointed, will administer the Plan. All references to the Board or action by the Board shall include a committee of the Board, if authorized by the Board. The Board of Directors or the committee will have the authority, subject to limitation under the terms and provisions of any applicable law, to:

(i) determine the fair market value (as defined in the Plan) of Ordinary Shares;

(ii) select the persons to whom awards may from time to time be granted;

(iii) determine the number of shares to be covered by each such grant and the exercise price, base price or purchase price per share, as applicable;

(iv) approve forms of award agreement for use under the Plan;

(v) determine, alter and adjust the terms and conditions of any award granted including without limitation to accelerate the right of a participant to exercise in whole or in part options or share appreciation rights granted under the Plan, to accelerate the vesting of any restricted shares or to reprice the exercise price of any options or the base price of any share appreciation rights granted under the Plan; and

(vi) otherwise interpret and administer the Plan.

TYPES OF AWARDS UNDER THE PLAN. The Plan authorizes the grant of stock options, share appreciation rights and restricted shares to eligible participants. Any option grants to our directors will require an additional shareholder approval under the Companies Law.

STOCK OPTIONS. The Plan complies with amended section 102 of the Israeli income tax ordinance (new version), 1961 (the ‘‘Ordinance’’). The Plan authorizes the grant of options which are intended to qualify as incentive stock options within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended, and options which do not qualify as incentive stock options. Incentive stock options may only be granted to our employees and employees of our subsidiaries.

Unless otherwise provided by our Board of Directors, options will be granted with an exercise price equal to the fair market value (as defined in the Plan) of our Ordinary Shares. The exercise price per share of an incentive stock option may not be less than 100% of the fair market value (as defined in the Plan) per share of our Ordinary Shares on the date of grant (110% in the case of an incentive stock option granted to an employee who owns shares representing more than 10% of the voting power of all classes of our shares or shares of any parent or subsidiary (a ‘‘10% Shareholder’’)).

Although not required by the Plan, it is anticipated that options granted under the Plan will generally become 50% vested after two years; 75% vested after three years; and 100% vested after four years. The term of each option granted under the Plan will be specified in the option agreement; provided, however, that the term will be no more than seven years from the date of grant. In the case of an incentive stock option granted to a 10% Shareholder, the term of the option will be five years from the date of grant or such shorter term as may be provided in the option agreement.

In general, unless otherwise provided in an option agreement, an optionee will have a period of one year to exercise his or her vested options (but not beyond the expiration of the term of the options) if the optionee ceases to be a service provider, provided, however, that, in the event an optionee is terminated for ‘‘cause’’ (as defined in the Plan) all of his or her options will immediately cease to exercisable and will no longer be of any force or effect. In the case of incentive stock options, unless otherwise provided in an option agreement, an optionee (or his or her estate) will have one year following his or her termination of employment due to death or disability to exercise his or her vested options (but not beyond the expiration of the term of the options) and three months to exercise his or her vested options following a termination of employment for any other reason, except a termination for ‘‘cause’’ (in which case, such options will immediately cease to be exercisable). Any options that are not vested when an optionee ceases to be a service provider will immediately terminate.

Options are not assignable or transferable by the optionee. No options or any right with respect thereto may be assignable, transferable or given as collateral or any right with respect to it given to any third party whatsoever, except as specifically allowed under the Plan, and during the lifetime of the optionee each optionee's right to purchase shares may only be exercised by the optionee.

SHARE APPRECIATION RIGHTS. A share appreciation right (a ‘‘SAR’’) will confer upon the participant to whom it is granted a right to receive, upon exercise thereof, the excess of (i) the fair market value of one Ordinary Share on the date of exercise over (ii) the base price of the SAR as determined by our Board of Directors, which base price shall be not less than the fair market value of an Ordinary Share on the date of grant of such SAR. Our Board of Directors will determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Ordinary Shares will be delivered to participants, whether or not a SAR shall be free-standing or in tandem or combination with any other award, and the maximum term of a SAR, which in no event shall exceed a period of seven years from the date of grant. SARs may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner whatsoever other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient.

RESTRICTED SHARES. Restricted shares will be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as our Board of Directors may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as our Board of Directors may determine at the date of grant or thereafter. Except to the extent restricted under the Plan, a participant granted restricted shares shall have all of the rights of a shareholder, including the right to vote the restricted shares and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by our Board of Directors). Our Board of Directors shall require the payment of lawful consideration for restricted shares to the extent necessary to satisfy the requirements of applicable law and may otherwise require payment of additional consideration for restricted shares as it may determine. Except as otherwise determined by our Board of Directors, upon termination of employment or service during the applicable restriction period, restricted shares that are at that time subject to restrictions shall be forfeited and reacquired by us; provided that the board or directors may provide or may determine in any individual case, that restrictions or forfeiture conditions relating to restricted shares will lapse in whole or in part, including in the event of terminations resulting from specified causes.

ADJUSTMENTS IN CERTAIN CASES. In general, the number and price per share of our Ordinary Shares covered by each outstanding option and SAR, and the number of Ordinary Shares which have been authorized for issuance under the Plan will be proportionately adjusted for any increase or decrease in the number of issued Ordinary Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Ordinary Shares, or any other increase or decrease in the number of issued Ordinary Shares effected without receipt of consideration by us. In the event of a merger of us with or into another corporation or an acquisition of all or substantially all of our shares, such that more than 50% of the outstanding voting securities of the surviving or resulting company are owned in the aggregate by persons or entities other than our shareholders, or in the event of the sale of all or substantially all of our assets, each outstanding option and SAR will be assumed or an equivalent option or SAR substituted by the successor corporation or by a parent or subsidiary of the successor corporation and all outstanding restricted shares shall be continued or assumed or an equivalent award substituted by the successor corporation or by a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the options, SARs or restricted shares, then our Board of Directors may, in its sole discretion, determine to accelerate, in full or in part, all or a portion of the options, SARs or restricted shares then outstanding. In the event that our Board of Directors determines to fully or partly accelerate options or SARs, then our Board of Directors shall notify the participant, in writing or electronically, that such options or SARs are exercisable to the extent accelerated for a period of at least seven days from the date of such notice. In the event that the successor corporation refuses to assume or substitute for the options or SARs, any unexercised options or SARs shall terminate immediately prior to the closing of such transaction.

TERM OF PLAN. Unless sooner terminated by our Board of Directors, the Plan will continue in effect for a term of ten years from the date it is approved by our shareholders.

TAX TREATMENT OF STOCK OPTIONS.

ISRAELI INCOME TAX CONSEQUENCES. Awards granted to Israeli residents who are our employees, officers or directors are generally allocated pursuant to the capital gains tax provisions of Section 102 of the Ordinance and deposited with a trustee (‘‘Trust’’). Such awards are taxed on the date of sale of the underlying shares, if applicable, and/or the date of the release of the awards or such underlying shares from the Trust (rather than on the exercise date of the options). The income of the participant on such date is calculated as the fair market value of the shares (or the actual sale price) less the purchase price of the award, if applicable.

If such awards (or the underlying shares) are held by the Trustee for the requisite period prescribed by the Ordinance, particularly Section 102 thereof, or such other period as may be required by the Israeli tax authorities (currently, for awards made after January 1, 2006, this period is at least 24 months from the date of grant of the award), the gains derived from such options shall be classified as capital gains that are taxed at a rate of 25% and generally will not involve payment or withholding of any social security and national health insurance charges. However, if awards or the underlying shares are sold (or if the underlying shares or awards are released from the Trust) prior to the lapse of such period, gains derived from such sale shall be deemed ordinary income, taxed at the participant’s marginal tax rate, and Lipman will be required to withhold applicable social security and national health insurance payments.

Notwithstanding the foregoing, in any event where the purchase price of an award is less than the fair market value of the shares at the time of grant of the award (calculated as the average of the closing market price for our shares for the 30 trading days preceding the grant of such award), or if there is no applicable purchase price, such amount of benefit shall be deemed ordinary income of the participant, taxed at his marginal tax rate and obligating us to withhold applicable social security and national health insurance payments, on the date of sale of the underlying shares and/or the date of the release of the awards or such underlying shares from Trust.

U.S. FEDERAL INCOME TAX CONSEQUENCES. In general, for persons subject to U.S. federal income taxes, a holder of an option that does not qualify as an ‘‘incentive stock option’’ under the Code and that has an exercise price that is not less than the fair market value of our Ordinary Shares on the date of grant will recognize ordinary income when the option is exercised equal to the excess of the fair market value of the ordinary shares purchased over the aggregate exercise price, and we or a subsidiary will receive a corresponding deduction. Upon a later sale of the ordinary shares, the option holder will recognize capital gain or loss generally equal to the difference between the sale price and the fair market value of the ordinary shares at the time the option was exercised.

The holder of an option that qualifies as an incentive stock option does not recognize taxable income upon exercise of the option. If the ordinary shares acquired upon exercise of the incentive stock option are sold within two years from the grant date or within one year from the exercise date, then, in general, gain realized on the sale will be treated as ordinary income to the extent of the spread between the sale price and the exercise price, and we or a subsidiary will receive a corresponding deduction. In general, if the ordinary shares are held for at least two years from the grant date and one year from the exercise date, then gain or loss realized upon the sale will be capital gain or loss and we will not be entitled to a deduction.

Proposal

The Board of Directors believes that the approval of the Plan will enhance our ability to attract and retain talented personnel and to adequately reward employees, officers, directors and consultants, and will enable us to remain competitive in our industry.

It is therefore proposed that at the Meeting our shareholders adopt the following resolution:

‘‘RESOLVED, that the 2006 Stock Incentive Plan authorizing the issuance of up to 2,000,000 of Lipman’s Ordinary Shares, par value NIS 1.00 per share, be, and it is hereby is, adopted and approved.’’

Vote Required

Under the Companies Law the affirmative vote of the holders of a majority of the Ordinary Share represented at the Meeting in person or by proxy and voting thereon will be necessary for shareholder approval of the Plan.

Board Recommendation

The Board of Directors recommends a vote ‘‘FOR’’ the foregoing resolution.

Presentation of Financial Statements

The Board of Directors has approved and is presenting to the shareholders for discussion at the Meeting, Lipman’s audited financial statements for the year ended December 31, 2005, which are included in our Annual Report on Form 20-F for the year ended December 31, 2005.

By Order of the Board of Directors

Jacob Perry

Chairman of the Board

Dated: March 7, 2006